Exhibit 2

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.30029520-8 Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) hereby disclose the following note, as expressly determined by its Board of Directors

“In the capacity of Chairman of the Board of Directors of Oi S.A. – Em Recuperação Judicial, and with the unanimous consent of its board of directors, I request that you as Director of Investor Relations of the company, file with the CVM the following notice from the Board of Directors:

Given the recent news reports and speculation involving the Company, the Board of Directors of OI S.A. would like to publicly provide the following information regarding the execution of the Company’s Strategic Plan:

  As disclosed on July 16th of the current year, the Company released its Strategic Plan with several areas of execution and alternatives for the future, involving short, medium and long term actions.
  Amongst these alternatives, we highlighted the investments in fiber and in the recovery of the Company’s positioning in various key areas including FTTH, B2B, Wholesale and the strategic value generation from mobile operations.
  Also highlighted was the funding strategy including the sale of non-core assets and a wide scale structural transformation program to reduce costs.
  As part of this process, the Company and the Board of Directors of OI S.A. have interacted with all due parties that oversee the Strategic Plan implementation, including Anatel and the Judicial Recovery Court, in order to provide transparency to its actions and plans to assure the Company’s future, and have pursued actions that aim at guaranteeing the execution of the Strategic Plan, with the support of all the required entities.
  As Anatel itself has already confirmed in a public statement released today, there is a due process of follow up on the Company’s activities in place, and no other considerations or discussions are in order at this time regarding the execution of the Strategic Plan.
  As mentioned during last quarter’s earnings call, the Company is focused on the execution of the asset sale plan and the generation of liquidity to sustain its investment plan, and is working on multiple fronts to implement this objective.
  In addition to this, the Board understands that several options exist and should be analyzed to guarantee the sustainability of the Company’s investments, and reinforces it is focused on this analysis, considering a series of actions that encompass not only asset sales of non-core assets, but also structured/secured debt, the acceleration of cost reduction programs in the short term, and the modulation and adequacy of capex investments, with a focus on priority areas.
  We reiterate our confidence in the solid and coherent Strategic Plan that was presented to the market, and in directing all the Company’s efforts, with the support of the Board of Directors and additional stakeholders, so that the execution of all of the initiatives of the Strategic Transformation Plan presented to the market can be achieved.”

Rio de Janeiro, August 16, 2019.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Special Note Regarding Forward-Looking Statements

This Material Fact contains forward-looking statements. Statements other than historical facts, including statements of the Company’s beliefs and expectations, business strategies, future synergies, cost savings, future costs and future liquidity, are forward-looking statements.. The words “will”, “must”, “should”, “could”, “anticipates”, “intends”, “believes”, “estimates”, “expects”, “predicts”, “plans”, “targets”, “objective”, “projects”, “forecasts” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current view of the Company’s management and are subject to various risks and uncertainties. These statements are based on several assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operating factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or people acting on their behalf, are expressly qualified in their entirety by the cautionary notices set forth in this paragraph. No undue reliance should be placed on these statements. Forward-looking statements speak only as of the date on which they were made. Except as otherwise required by federal securities laws of Brazil or of the U.S., or by the rules and regulations of the CVM, the SEC, or applicable regulatory authorities of other countries, the Company and its affiliates do not have any intention or obligation to update or publicly announce the results of any revisions to any of its forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting forward-looking statements. However, it is advisable to consult other disclosures made by the Company on matters related to reports and communications filed by the Company within the CVM and the SEC.